Exhibit 99.1

Monroe Capital Corporation Announces Second Quarter 2013 Financial Results

CHICAGO, IL, August 13, 2013 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the second quarter ended June 30, 2013.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Second Quarter 2013 Financial Highlights

•	Net increase in net assets resulting from operations of $2.0 million, or $0.34 per share

•	Net investment income of $1.6 million, or $0.27 per share

•	Adjusted Net Investment Income(1) (a non-GAAP measure) of $1.7 million, or $0.30 per share

•	Net asset value (“NAV”) of $85.4 million, or $14.78 per share

•	Paid quarterly dividend of $0.34 per share on June 28, 2013

Selected Financial Highlights

(in thousands, except per share data)

	June 30, 2013	March 31, 2013
	(unaudited)
Statements of Assets and Liabilities data:
Investments, at fair value	$143,664	$134,341
Total assets	$148,678	$143,525
Net asset value	$85,425	$85,194
Net asset value per share	$14.78	$14.78

	For the quarter ended
	June 30, 2013	March 31, 2013
	(unaudited)
Statements of Operations data:
Net investment income	$1,550	$1,503
Adjusted net investment income (1)	$1,702	$1,672
Net gain on investments and secured borrowings	$438	$1,797
Net increase in net assets resulting from operations	$1,988	$3,300
Per share data:
Net investment income	$0.27	$0.26
Adjusted net investment income (1)	$0.30	$0.29
Net gain on investments and secured borrowings	$0.08	$0.31
Net increase in net assets resulting from operations	$0.34	$0.57

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income.

Portfolio Review

The Company had debt and equity investments in 32 portfolio companies, with a total fair value of $143.7 million as of June 30, 2013 as compared to debt and equity investments in 28 portfolio companies, with a total fair value of $134.3 million as of March 31, 2013. As of June 30, 2013, the weighted average contractual yield on the Company’s investments was 9.6% and the effective yield was 10.9% as compared to the weighted average contractual yield of 9.8% and effective yield of 11.2% as of March 31, 2013.

Financial Review

Net investment income was $1.6 million, or $0.27 per share, for the quarter ended June 30, 2013, an increase of $0.1 million over the $1.5 million of net investment income, or $0.26 per share, for the quarter ended March 31, 2013. Adjusted net investment income was $1.7 million, or $0.30 per share, for the quarter ended June 30, 2013, which represented a slight increase over the $1.7 million of adjusted net investment income, or $0.29 per share, for the quarter ended March 31, 2013.

Net gain on investments and secured borrowings was $0.4 million for the quarter ended June 30, 2013, a decrease of $1.4 million, from the $1.8 million of net gain on investments and secured borrowings for the quarter ended March 31, 2013.

Net increase in net assets resulting from operations was $2.0 million, or $0.34 per share, for the quarter ended June 30, 2013, a decrease of $1.3 million from the $3.3 million of net increase in net assets resulting from operations, or $0.57 per share, for the quarter ended March 31, 2013. This decrease is primarily the result of lower unrealized appreciation on investments and secured borrowings during the quarter as compared to the prior quarter. The Company’s NAV per share remained flat at $14.78 per share at June 30, 2013 as compared to March 31, 2013.

Liquidity and Capital Resources

At June 30, 2013, the Company had $2.4 million in cash and cash equivalents and $52.0 million of total debt outstanding on its revolving credit facility. As of June 30, 2013, the Company had $13.0 million currently available for additional borrowings on its revolving credit facility. The revolving credit facility has an accordion feature that allows the Company to increase the total facility to $100.0 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	June 30, 2013		March 31, 2013
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$1,550	$0.27	$1,503	$0.26
Net capital gains incentive fee	152	0.03	169	0.03

Adjusted net investment income	$1,702	$0.30	$1,672	$0.29

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Second Quarter 2013 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Tuesday, August 13, 2013 at 11:00am ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 26638194.

A telephone replay of the conference call will be available from 2:00pm ET on August 13, 2013 until 11:59pm ET on August 20, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 26638194.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) on August 13, 2013.

MONROE CAPITAL CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	June 30, 2013	March 31, 2013
	(unaudited)
ASSETS
Investments, at fair value (cost of: $141,392 and $132,381, respectively)	$143,664	$134,341
Cash and cash equivalents	2,403	6,503
Interest receivable	527	552
Deferred financing costs, net	1,520	1,635
Other assets	564	494

Total assets	148,678	143,525

LIABILITIES
Revolving credit facility	52,000	47,000
Secured borrowings, at fair value (proceeds of: $9,414 and $9,707, respectively)	9,436	9,730
Interest payable on credit facility	181	75
Management fees payable	618	587
Incentive fees payable	550	438
Accounts payable and accrued expenses	468	501

Total liabilities	63,253	58,331

Net assets	$85,425	$85,194

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 5,778 and 5,764 shares issued and outstanding, respectively	$6	$6
Capital in excess of par value	85,050	84,848
Accumulated distributions in excess of net investment income	(2,026)	(1,617)
Accumulated net realized gain on investments	146	21
Accumulated net unrealized appreciation on investments and secured borrowings	2,249	1,936

Total net assets	$85,425	$85,194

Net asset value per share	$14.78	$14.78

MONROE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended
	June 30, 2013	March 31, 2013
	(unaudited)
Investment income:
Interest income	$3,752	$3,719

Total investment income	3,752	3,719

Operating expenses:
Interest and other debt financing expenses	680	694
Base management fees	618	587
Incentive fees	374	431
Professional fees	209	216
Administrative service fees	137	178
General and administrative expenses	184	110

Total expenses	2,202	2,216

Net investment income	1,550	1,503

Net gain on investments and secured borrowings:
Net realized gain from investments	125	21
Net change in unrealized appreciation on investments and secured borrowings	313	1,776

Net gain on investments and secured borrowings	438	1,797

Net increase in net assets resulting from operations	$1,988	$3,300

Per common share data:
Net investment income per share—basic and diluted	$0.27	$0.26

Net increase in net assets resulting from operations per share—basic and diluted	$0.34	$0.57

Weighted average common stock outstanding—basic and diluted	5,765	5,751

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:     Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Kelly Holman
BackBay Communications
(212) 209-3844
Email: kelly.holman@backbaycommunications.com